Exhibit 99.2

NEWS RELEASE

Catalyst Biosciences Announces Closing of a $20.7 Million Underwritten Public Offering and Full

Exercise of Over-Allotment Option

SOUTH SAN FRANCISCO, Calif., April 12, 2017 – Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications, today announced the closing of an underwritten public offering of units for gross proceeds of $20.7 million, which includes the full exercise of the underwriters’ over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Catalyst.

The offering was comprised of Class A Units, priced at a public offering price of $5.00 per unit, with each unit consisting of one share of common stock and a five-year warrant (each, a “warrant”) to purchase one-half share of common stock with an exercise price of $5.50 per share, and Class B Units, priced at a public offering price of $1,000 per unit, with each unit comprised of one share of preferred stock, which is convertible into 200 shares of common stock, and a warrant to purchase 100 shares of common stock, also with an exercise price of $5.50 per share. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, with certain exceptions, has no voting rights. The securities comprising the units were immediately separable and have been issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as sole book-running manager in connection with the offering.

A total of 1,470,000 shares of common stock, 13,350 shares of preferred stock convertible into 2,670,000 shares of common stock, and total warrants to purchase 2,070,000 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-216663) and an additional registration statement filed pursuant to Rule 462(b), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on April 6, 2017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering has been filed by Catalyst with the SEC. Copies of the final prospectus may be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications. Catalyst is focused on the field of hemostasis, including the subcutaneous prophylaxis of hemophilia and facilitating surgery in individuals with hemophilia. For more information, please visit www.catalystbiosciences.com.

Contacts:

Investors:

Fletcher Payne, CFO

Catalyst Biosciences, Inc.

+1.650.871.0761

investors@catbio.com

Media:

Denise Powell

Red House Consulting, LLC

+1.510.703.9491

denise@redhousecomms.com